Exhibit 10.10

Google Play Developer Distribution Agreement

Last modified: May 5, 2015 (view archived version)

Definitions

Authorized Carrier: A mobile network operator who is authorized to receive a distribution fee for Products that are sold to users of Devices on its network.

Brand Features: the trade names, trademarks, service marks, logos, domain names, and other distinctive brand features of each party, respectively, as owned (or licensed) by such party from time to time.

Developer or You: Any person or company who is registered and approved by the Store to distribute Products in accordance with the terms of this Agreement.

Developer Account: A publishing account issued to Developers that enables the distribution of Products via the Store.

Developer Console: The console or other online tool provided by Google to developers to manage the distribution of Products and related administrative functions.

Device: Any device that can access the Store, as defined herein.

Google: Google Inc., a Delaware corporation with principal place of business at 1600 Amphitheatre Parkway, Mountain View, CA 94043, United States; Google Ireland Limited, a company incorporated in Ireland with principal place of business at Gordon House, Barrow Street, Dublin 4, Ireland; Google Commerce Limited, a company incorporated in Ireland with principal place of business at Gordon House, Barrow Street, Dublin 4, Ireland; and Google Asia Pacific Pte. Limited, a company incorporated in Singapore with principal place of business at 8 Marina View, Asia Square 1 #30-01, Singapore 018960.

Payment Account: A financial account issued by a Payment Processor to a Developer that authorizes the Payment Processor to collect and remit payments on the Developer's behalf for Products sold via the Store. Developers must be approved by a Payment Processor for a Payment Account and maintain their account in good standing to charge for Products distributed in the Store.

Payment Processor(s): As specified and designated in the Developer Program Policies, a party authorized by Google to provide services that enable Developers with Payment Accounts to charge users for Products distributed via the Store.

Products: Software, content and digital materials distributed via the Store.

Store: The marketplace Google has created and operates which allows registered Developers in certain countries to distribute Products directly to users of Devices.

1. Introduction

1.1 The Store is a publicly available site where Developers can distribute Products for Devices. In order to distribute Products on the Store, you must acquire and maintain a valid Developer Account.

1.2 If you want to charge a fee for your Products, you must also acquire and maintain a valid Payment Account from an authorized Payment Processor.

2. Accepting this Agreement

2.1 This agreement ("Agreement") forms a legally binding contract between you and Google in relation to your use of the Store to distribute Products. You acknowledge that Google will, solely on your behalf, and not on Google’s behalf, display and make Products available for download and purchase by users. In order to use the Store to distribute Products, you must accept this Agreement and provide complete and accurate information in the Developer Console. You may not distribute Products on the Store if you do not accept this Agreement.

2.2 You may not use the Store to distribute Products and may not accept the Agreement unless you are verified as a Developer in good standing. This Agreement will automatically terminate if you are (a) not a Developer in good standing, or (b) a person or entity barred from using Android software under the laws of the United States or other countries including the country in which you are resident or from which you use the Android software.

2.3 If you are agreeing to be bound by this Agreement on behalf of your employer or other entity, you represent and warrant that you have full legal authority to bind your employer or such entity to this Agreement. If you do not have the requisite authority, you may not accept the Agreement or use the Store on behalf of your employer or other entity.

3. Pricing and Payments.

3.1 This Agreement covers both Products you choose to distribute for free and Products for which you charge a fee. In order to charge a fee for your Products, you must have a valid Payment Account under a separate agreement with a Payment Processor. If you have an existing Payment Account with a Payment Processor before signing up for the Store, then the terms of that agreement will apply except in the event of a conflict with this Agreement (in which case the terms of this Agreement shall apply).

3.2 Products are displayed to users on your behalf, at prices you establish in your sole discretion. Google may include applicable taxes in the price charged to users on the Store. You may set the price for your Products in the currencies permitted by the Payment Processor. Google may display the price of Products to users in their native currency, but it is not responsible for the accuracy of currency rates or currency conversion

3.3 You are the merchant of record for Products you sell through the Store. For a given transaction, you are contracting with the applicable Google entity based on where you have selected to distribute your Product (as set forth here). The price you set for Products will determine the amount of payment you will receive. A Transaction Fee, as defined below, will be charged on the sales price and apportioned to the Payment Processor and, if one exists, the Authorized Carrier. Where either Google, the Payment Processor or the Authorized Carrier are required by applicable (local) legislation to withhold any taxes ("Withholding Taxes") on payments made or received by anyone of them, Google will also deduct an amount equal to such Withholding Taxes from the sales price. For the avoidance of doubt, Withholding Taxes include, but are not limited to, withholding tax obligations on cross-border payments or imposed by telecommunications taxes. The remainder (sales price less Transaction Fee, and less the amount equal to any Withholding Taxes) will be remitted to you. The "Transaction Fee" is set forth here and may be revised by Google from time to time. You are responsible for providing any applicable tax residency certificates to Google. If Google or its service provider does not receive such documentation, Google will withhold at the domestic withholding tax rate.

3.4 Developer is responsible for determining if a Product is taxable and the applicable tax rate for the Payment Processor to collect for each taxing jurisdiction where Products are sold. Developer is responsible for remitting taxes to the appropriate taxing authority. Where Google, the Payment Processor or the Authorized Carrier is required by applicable (local) legislation to determine, apply and pay the applicable tax rate, Google, the Payment Processor or the Authorized Carrier (and not Developer) will be responsible for applying and collecting and remitting the taxes to the appropriate taxing authority. If Google collects and remits value added taxes on customer payments (where required of Google by applicable local law) and this remittance fulfils the applicable requirements for value added taxes on those customer payments, such taxes will not be passed on to Developer by Google. Where Google is required to collect and remit taxes as described in this section, Developer and Google will recognise a supply from Developer to Google for tax purposes, and developer will comply with the relevant tax obligations arising from this additional supply.

3.5 You may also choose to distribute Products for free. If the Product is free, you will not be charged a Transaction Fee. You may not start charging a user for a Product that was initially free unless the charge correlates with an alternative version of the Product. The Payment Processor must process all fees a Developer receives for any version of a Product distributed via the Store.

3.6 You Support Your Product. Buyers are instructed to contact the developer concerning any defects or performance issues in applications downloaded and installed from Google Play. You will be solely responsible for, and Google will have no responsibility to undertake or handle support and maintenance of your Products and any complaints about your Products. You must supply and maintain valid and accurate contact information that will be displayed in each application detail page on the Store and made available to users for customer support and legal purposes. For paid Products or in-app transactions, you must respond to customer support inquiries within three (3) business days, and within 24 hours to any support or Product concerns stated to be urgent by Google. Failure to provide adequate information or support for your Products may result in low Product ratings, less prominent product exposure, low sales, billing disputes, or removal from the Store.

3.7 Authority to Refund. You authorize Google to give the buyer a full refund of the price of a Product or in-app transaction on your behalf if the buyer requests the refund at any time within 48 hours after purchase. In all other respects, the Payment Processor’s standard terms and conditions regarding refunds will apply. User refunds may be exclusive of taxes previously charged to users for Product purchases. Except in cases when multiple disputes are initiated by a user, billing disputes for Products sold for less than $10, and any handling fees charged by the Payment Processor, may be automatically charged back to the Developer except in cases when Google determines in its sole discretion that the user initiating the dispute has an abnormal dispute history. Chargeback requests for Products $10 or more will be handled in accordance with the Payment Processor's standard policy.

3.8 Reinstalls. Users are allowed unlimited reinstalls of each Product distributed via the Store, provided however that if you remove a Product(s) from the Store pursuant to clauses (i), (ii), (iii) or (iv) of Section 7.1, such Product(s) shall be removed from all portions of the Store and users shall no longer have a right or ability to reinstall the affected Products.

4. Use of the Store by You

4.1 Except for the license rights granted by you in Section 5 below, Google agrees that it obtains no right, title or interest from you (or your licensors) under this Agreement in or to any of Products, including any intellectual property rights which subsist in those Products.

4.2 You agree to use the Store only for purposes that are permitted by (a) this Agreement and (b) any applicable law, regulation or generally accepted practices or guidelines in the relevant jurisdictions (including any laws regarding the export of data or software to and from the United States or other relevant countries).

4.3 You agree that if you use the Store to distribute Products, you will protect the privacy and legal rights of users. If the users provide you with, or your Product accesses or uses, user names, passwords, or other login information or personal information, you must make the users aware that the information will be available to your Product, and you must provide legally adequate privacy notice and protection for those users. Further, your Product may only use that information for the limited purposes for which the user has given you permission to do so. If your Product stores personal or sensitive information provided by users, it must do so securely and only for as long as it is needed. But if the user has opted into a separate agreement with you that allows you or your Product to store or use personal or sensitive information directly related to your Product (not including other products or applications) then the terms of that separate agreement will govern your use of such information. If the user provides your Product with Google Account information, your Product may only use that information to access the user's Google Account when, and for the limited purposes for which, the user has given you permission to do so.

4.4 Prohibited Actions. You agree that you will not engage in any activity with the Store, including the development or distribution of Products, that interferes with, disrupts, damages, or accesses in an unauthorized manner the devices, servers, networks, or other properties or services of any third party including, but not limited to, Android users, Google or any mobile network operator. You may not use customer information obtained from the Store to sell or distribute Products outside of the Store.

4.5 Alternative Stores. You may not use the Store to distribute or make available any Product which has a purpose that facilitates the distribution of software applications and games for use on Android devices outside of the Store.

4.6 You agree that you are solely responsible for (and that Google has no responsibility to you or to any third party for) any Products you distribute through the Store including use of any Google Play APIs and for the consequences of your actions (including any loss or damage which Google may suffer) by doing so. These consequences include, but are not limited to, product liability, consumer protection, and/or intellectual property claims relating to your products.

4.7 You agree that you are solely responsible for (and that Google has no responsibility to you or to any third party for) any breach of your obligations under this Agreement, any applicable third party contract or terms of service, or any applicable law or regulation, and for the consequences (including any loss or damage which Google or any third party may suffer) of any such breach.

4.8 Product Ratings. The Store will allow users to rate and review Products. Only users who download the applicable Product will be able to rate and review it on the Store. Product ratings may be used to determine the placement of Products on the Store, subject to Google's ability to change placement at Google's sole discretion. The Store may also assign you a composite score for any Product that has not received user ratings. A Developer Composite Score will be a representation of the quality of your Product based on your history and will be determined at Google's sole discretion. For new Developers without Product history, Google may use or publish performance measurements such as uninstall and/or refund rates to identify or remove Products that are not meeting acceptable standards, as determined by Google. Google reserves the right to display Products to users in a manner that will be determined at Google's sole discretion.

Your Products may be subject to user ratings to which you may not agree. You may contact Google if you have any questions or concerns regarding such ratings.

4.9 Marketing Your Product. You will be responsible for uploading your Products to the Store, providing required Product information and support to users, and accurately disclosing the security permissions necessary for the Product to function on user Devices. Products that are not uploaded in accordance with this clause will not be published in the Store.

4.10 Restricted Content. Any Product you distribute on the Store must adhere to the Developer Program Policies.

5. License Grants

5.1 You grant to Google a nonexclusive, worldwide, and royalty-free license to: reproduce, perform, display, and use the Products for administrative and demonstration purposes in connection with (i) the operation and marketing of the Store; (ii) the marketing of devices and services that support the use of the Products, and (iii) making improvements to the Android platform.

5.2 You grant to Google a non-exclusive, and royalty-free license to distribute the Products in the manner indicated in the Developer Console.

5.3 Google may use consultants and other contractors in connection with the performance of obligations and exercise of rights under this agreement, provided that such consultants and contractors will be subject to the same obligations as Google. After termination of this Agreement, Google will not distribute your Product, but may retain and use copies of the Product for support of the Store and the Android platform.

5.4 You grant to the user a non-exclusive, worldwide, and perpetual license to perform, display, and use the Product on the Device. If you choose, you may include a separate end user license agreement (EULA) in your Product that will govern the user's rights to the Product in lieu of the previous sentence.

5.5 You represent and warrant that you have all intellectual property rights, including all necessary patent, trademark, trade secret, copyright or other proprietary rights, in and to the Product. If You use third-party materials, You represent and warrant that you have the right to distribute the third-party material in the Product. You agree that you will not submit material to Store that is copyrighted, protected by trade secret or otherwise subject to third party proprietary rights, including patent, privacy and publicity rights, unless you are the owner of such rights or have permission from their rightful owner to submit the material.

6. Brand Features and Publicity

6.1 Each party shall own all right, title and interest, including without limitation all intellectual property rights, relating to its Brand Features. Except to the limited extent expressly provided in this Agreement, neither party grants, nor shall the other party acquire, any right, title or interest (including, without limitation, any implied license) in or to any Brand Features of the other party. Subject to the terms and conditions of this Agreement, Developer grants to Google and its affiliates a limited, non-exclusive, royalty-free license during the term of this Agreement to display Developer Brand Features, submitted by Developer to Google, for use solely online or on mobile devices and in either case solely in connection with the distribution and sale of Developer's Product through the Store, or to otherwise fulfill its obligations under this Agreement. If Developer discontinues the distribution of specific Products on the Store, Google will cease use of the discontinued Products' Brand Features pursuant to this Section 6.1, except as necessary to allow Google to effectuate Section 3.8. Nothing in this Agreement gives Developer a right to use any of Google's trade names, trademarks, service marks, logos, domain names, or other distinctive brand features.

6.2 Publicity. In addition to the license granted in 6.1 above, for purposes of marketing the presence, distribution and sale of the Developer's Product in the Store and its availability for use on devices and through other Google services, Google and its affiliates may include Developer Brand Features, submitted by Developer to Google: (i) within the Store and in any Google-owned online or mobile properties; (ii) in online, mobile, television, out of home (e.g. billboard), and print advertising formats outside the Store when mentioned along with other Store Products; (iii) when making announcements of the availability of the Product; (iv) in presentations; and (v) in customer lists which appear either online or on mobile devices (which includes, without limitation, customer lists posted on Google websites). If Developer discontinues the distribution of specific Products on the Store, Google will cease further use of the discontinued Products' Brand Features for such marketing purposes. Google grants to Developer a limited, non-exclusive, worldwide, royalty-free license to use the Android Brand Features for the term of this Agreement solely for marketing purposes and only in accordance with the Android Brand Guidelines).

7. Product Takedowns.

7.1 Your Takedowns. You may remove your Products from future distribution via the Store at any time, but you must comply with this Agreement and the Payment Processor's Payment Account terms of service for any Products distributed through the Store, including but not limited to refund requirements. Removing your Products from future distribution via the Store does not (a) affect the license rights of users who have previously purchased or downloaded your Products, (b) remove your Products from Devices or from any part of the Store where previously purchased or downloaded applications are stored on behalf of users, or (c) change your obligation to deliver or support Products or services that have been previously purchased or downloaded by users. Notwithstanding the foregoing, in no event will Google maintain on any portion of the Store (including, without limitation, the part of the Store where previously purchased or downloaded applications are stored on behalf of users) any Product that you have removed from the Store and provided written notice to Google that such removal was due to (i) an allegation of infringement, or actual infringement, of any copyright, trademark, trade secret, trade dress, patent or other intellectual property right of any person, (ii) an allegation of defamation or actual defamation, (iii) an allegation of violation, or actual violation, of any third party's right of publicity or privacy, or (iv) an allegation or determination that such Product does not comply with applicable law.

If you remove a Product from the Store pursuant to clauses (i), (ii), (iii) or (iv) of this Section 7.1, and an end user purchased such Product within a year before the date of takedown, at Google's request, you must refund to the affected end user all amounts paid by such end user for such affected Product, less the portion of the Transaction Fee specifically allocated to the credit card/payment processing for the associated transaction.

7.2 Google Takedowns. While Google does not undertake an obligation to monitor the Products or their content, if Google is notified by you or otherwise becomes aware and determines in its sole discretion that a Product or any portion thereof or your Brand Features; (a) violates the intellectual property rights or any other rights of any third party; (b) violates any applicable law or is subject to an injunction; (c) is pornographic, obscene or otherwise violates Google's hosting policies or other terms of service as may be updated by Google from time to time in its sole discretion; (d) is being distributed by you improperly; (e) may create liability for Google or Authorized Carriers; (f) is deemed by Google to have a virus or is deemed to be malware, spyware or have an adverse impact on Google's or an Authorized Carrier's network; (g) violates the terms of this Agreement or the Developer Program Policies for Developers; or (h) the display of the Product is impacting the integrity of Google servers (i.e., users are unable to access such content or otherwise experience difficulty), Google may remove the Product from the Store or reclassify the Product at its sole discretion. Google reserves the right to suspend and/or bar any Developer from the Store at its sole discretion. If your Product contains elements that could cause serious harm to user devices or data, Google may at its discretion disable the Product or remove it from devices on which it has been installed. Google may suspend or terminate distribution of your Products if you materially breach the terms of any non-disclosure agreement or other agreement relating to the Store or the Android platform.

Google enters into distribution agreements with device manufacturers and Authorized Carriers to place the Store software client application for the Store on Devices. These distribution agreements may require the involuntary removal of Products in violation of the Device manufacturer's or Authorized Carrier's terms of service.

In the event that your Product is involuntarily removed because it is defective, malicious, infringes intellectual property rights of another person, defames, violates a third party's right of publicity or privacy, or does not comply with applicable law, and an end user purchased such Product within a year before the date of takedown,: (i) you must refund to Google, all amounts received, plus any associated fees (i.e. chargebacks and payment transaction fees), and (ii) Google may, at its sole discretion, withhold from your future sales the amount in subsection (i) above.

8. Your Developer Credentials

8.1 You agree that you are responsible for maintaining the confidentiality of any developer credentials that Google may issue to you or which you may choose yourself and that you will be solely responsible for all Products that are developed under your developer credentials. Google may limit the number of Developer Accounts issued to you or to the company or organization you work for.

9. Privacy and Information

9.1 In order to continually innovate and improve the Store, Google may collect certain usage statistics from the Store and Devices, including but not limited to, information on how the Store and Devices are being used.

9.2 The data collected is examined in the aggregate to improve the Store for users and Developers and is maintained in accordance with Google's Privacy Policy. To ensure the improvement of Products, limited aggregate data may be available to you upon written request.

10. Terminating this Agreement

10.1 This Agreement will continue to apply until terminated by either you or Google as set out below.

10.2 If you want to terminate this Agreement, you must provide Google with thirty (30) days prior written notice (unless this Agreement terminates under Section 14.1) and cease your use of any relevant developer credentials.

10.3 Google may at any time, terminate this Agreement with you if:

(A) you have breached any provision of this Agreement; or

(B) Google is required to do so by law; or

(C) you cease being an authorized Developer; or

(D) Google decides to no longer provide the Store.

11. DISCLAIMER OF WARRANTIES

11.1 YOU EXPRESSLY UNDERSTAND AND AGREE THAT YOUR USE OF THE STORE IS AT YOUR SOLE RISK AND THAT THE STORE IS PROVIDED "AS IS" AND "AS AVAILABLE" WITHOUT WARRANTY OF ANY KIND.

11.2 YOUR USE OF THE STORE AND ANY MATERIAL DOWNLOADED OR OTHERWISE OBTAINED THROUGH THE USE OF THE STORE IS AT YOUR OWN DISCRETION AND RISK AND YOU ARE SOLELY RESPONSIBLE FOR ANY DAMAGE TO YOUR COMPUTER SYSTEM OR OTHER DEVICE OR LOSS OF DATA THAT RESULTS FROM SUCH USE.

11.3 GOOGLE FURTHER EXPRESSLY DISCLAIMS ALL WARRANTIES AND CONDITIONS OF ANY KIND, WHETHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO THE IMPLIED WARRANTIES AND CONDITIONS OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.

12. LIMITATION OF LIABILITY

12.1 YOU EXPRESSLY UNDERSTAND AND AGREE THAT GOOGLE, ITS SUBSIDIARIES AND AFFILIATES, AND ITS LICENSORS SHALL NOT BE LIABLE TO YOU UNDER ANY THEORY OF LIABILITY FOR ANY DIRECT, INDIRECT, INCIDENTAL, SPECIAL CONSEQUENTIAL OR EXEMPLARY DAMAGES THAT MAY BE INCURRED BY YOU, INCLUDING ANY LOSS OF DATA, WHETHER OR NOT GOOGLE OR ITS REPRESENTATIVES HAVE BEEN ADVISED OF OR SHOULD HAVE BEEN AWARE OF THE POSSIBILITY OF ANY SUCH LOSSES ARISING.

13. Indemnification

13.1 To the maximum extent permitted by law, you agree to defend, indemnify and hold harmless Google, its affiliates and their respective directors, officers, employees and agents, and Authorized Carriers from and against any and all third party claims, actions, suits or proceedings, as well as any and all losses, liabilities, damages, costs and expenses (including reasonable attorneys fees) arising out of or accruing from (a) your use of the Store in violation of this Agreement, and (b) your Product that infringes any copyright, trademark, trade secret, trade dress, patent or other intellectual property right of any person or defames any person or violates their rights of publicity or privacy.

13.2 To the maximum extent permitted by law, you agree to defend, indemnify and hold harmless the applicable Payment Processors (which may include Google and/or third parties) and the Payment Processors' affiliates, directors, officers, employees and agents from and against any and all third party claims, actions, suits or proceedings, as well as any and all losses, liabilities, damages, costs and expenses (including reasonable attorneys fees) arising out of or accruing from taxes related to Your distribution of Products distributed via the Store.

14. Changes to the Agreement

14.1 Google may make changes to this Agreement at any time by sending the Developer notice by email describing the modifications made. Google will also post a notification on this page and/or on the Developer Console describing the modifications made. You should look at the Agreement, and check for notice of any changes, regularly. Changes will not be retroactive. They will become effective, and will be deemed accepted by Developer, (a) immediately for those who become Developers after the notification is posted, or (b) for pre-existing Developers, on the date specified in the notice, which will be no sooner than 30 days after the changes are posted (except changes required by law which will be effective immediately). If you do not agree with the modifications to the Agreement, you must terminate your use of the Store, which will be your sole and exclusive remedy. You agree that your continued use of the Store constitutes your agreement to the modified terms of this Agreement.

15. General Legal Terms

15.1 This Agreement constitutes the whole legal agreement between you and Google and governs your use of the Store, and completely replaces any prior agreements between you and Google in relation to the Store.

15.2 You agree that if Google does not exercise or enforce any legal right or remedy which is contained in this Agreement (or which Google has the benefit of under any applicable law), this will not be taken to be a formal waiver of Google's rights and that those rights or remedies will still be available to Google.

15.3 If any court of law, having the jurisdiction to decide on this matter, rules that any provision of this Agreement is invalid, then that provision will be removed from this Agreement without affecting the rest of this Agreement. The remaining provisions of this Agreement will continue to be valid and enforceable.

15.4 You acknowledge and agree that each member of the group of companies of which Google is the parent shall be third party beneficiaries to this Agreement and that such other companies shall be entitled to directly enforce, and rely upon, any provision of this Agreement that confers a benefit on (or rights in favor of) them. Other than this, no other person or company shall be third party beneficiaries to this Agreement.

15.5 EXPORT RESTRICTIONS. PRODUCTS ON THE STORE MAY BE SUBJECT TO UNITED STATES EXPORT LAWS AND REGULATIONS. YOU MUST COMPLY WITH ALL DOMESTIC AND INTERNATIONAL EXPORT LAWS AND REGULATIONS THAT APPLY TO YOUR DISTRIBUTION OR USE OF PRODUCTS. THESE LAWS INCLUDE RESTRICTIONS ON DESTINATIONS, USERS AND END USE.

15.6 The rights granted in this Agreement may not be assigned or transferred by either you or Google without the prior written approval of the other party. Neither you nor Google shall be permitted to delegate their responsibilities or obligations under this Agreement without the prior written approval of the other party. Any other attempt to assign is void. If you experience a change of control (for example, through a stock purchase or sale, merger, or other form of corporate transaction): (a) you will give written notice to Google within 30 days after the change of control; and (b) Google may immediately terminate this Agreement any time between the change of control and 30 days after it receives that written notice.

15.7 All claims arising out of or relating to this Agreement or your relationship with Google under this Agreement, shall be governed by the laws of the State of California excluding California’s conflict of laws provisions. You and Google further agree to submit to the exclusive jurisdiction of the federal or state courts located within the county of Santa Clara, California to resolve any legal matter arising from or relating to this Agreement or your relationship with Google under this Agreement, except that you agree that Google shall be allowed to apply for injunctive relief in any jurisdiction.

15.8 The obligations in Sections 5, 6.1 (solely as necessary to permit Google to effectuate Section 3.8), 7, 11, 12, 13, and 15 will survive any expiration or termination of this Agreement.